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                                                       EXHIBIT 22


                        PARENTS AND SUBSIDIARIES


    There are no parents of the Corporation. There is no subsidiary for which separate financial statements are filed. The following list includes the Corporation and its subsidiaries, all of which are included, in the consolidated financial statements.

                                  State or             Percentage of
                                 Country of           Voting Securities
Name                            Incorporation      Owned by the Corporation
Oneida Ltd.                       New York                  -

Buffalo China, Inc.               New York                 100

Encore Promotions, Inc.           New York                 100

Kenwood Silver Company, Inc.
  d/b/a Oneida Factory Stores     New York                 100

Oneida Australia PTY Ltd.         Australia                100

Oneida Canada, Limited            Canada                   100

Oneida International, Inc.        Delaware                  94

Oneida Mexicana, S.A. de C.V.     Mexico                   100

Oneida, S.A. de C.V.              Mexico                   100

THC Systems, Inc.
  d/b/a Rego China                New York                 100